Exhibit 10.14

AUGUST 2013 AMENDMENT TO THE CREDIT AND SECURITY AGREEMENT

This second amendment (the “August 2013 Amendment” or “Amendment”), dated August 23, 2013 is being entered into between SmartHeat Inc., a Nevada corporation (including any successor or permitted assignee thereof, the “Company”), having an address at 1802 North Carson Street, Suite 212, Carson City, NV 89701, and Northtech Holdings Inc., a British Virgin Islands business company (including any successor, assignee or transferee thereof, “Northtech”), having an address at Mill Mall, Suite 6, Wickhams Cay 1, P.O. Box 3085, Road Town, Tortola, British Virgin Islands, and amends the Credit and Security Agreement, dated July 27, 2012, as amended on December 21, 2012, between the Company and Northtech (the “Credit Agreement”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreement.

WITNESSETH

WHEREAS, the Company and Northtech entered into the Credit Agreement on July 27, 2012, which was subsequently amended on December 21, 2012;

WHEREAS, Northtech desires to provide the Company with a greater degree of flexibility in seeking additional sources of financing; and

WHEREAS, the Company and Northtech desire to amend certain provisions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	Amendments to the Credit Agreement. The Credit Agreement shall hereby be amended as follows:

a. The definition of “Base Rate” under Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced by the following:

““Base Rate” means the rate of interest of 10% annually, compounded quarterly, effective January 1, 2013.”

b. Section 2.4(c) of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“(c) Interest Payment.  Any interest accrued on the Revolving Note shall be due and payable on the last day of each calendar quarter and on the Termination Date.  At the option of the Borrower, interest payment may be made in the form of either (i) cash or (ii) such number of Restricted Shares calculated by dividing the amount of interest due by the Average Share Price as of the due date of such interest payment; provided that the number of Restricted Shares so calculated shall be rounded up to the nearest whole number of shares. If the Borrower fails to pay any interest payment on the date such payment is due, in cash or in Restricted Shares, such payment shall be drawn down from the credit facility and treated as an Advance.”

2.
Amendment Fee.    Upon the execution of this Amendment, and in consideration therefor, the Company shall deliver to Northtech 100,000 Restricted Shares of the Company’s common stock. The Company hereby expressly reaffirms the grant to Northtech of a 55% security interest in each of its wholly-, directly-owned Subsidiaries under the Credit Agreement and agrees to (i) deliver to Northech share certificates representing 55% of the issued and outstanding shares of Heat HP Inc. and Heat PHE Inc., with effective endorsement, (ii) file in the State of Nevada a financing statement recording the 55% security interest in each of Heat HP Inc. and Heat PHE Inc.; and (iii) complete other procedures necessary to perfect the security interest upon the completion of the reorganization of the Company’s subsidiaries in the manner provided in Appendix A attached hereto.

3.	Miscellaneous.

a. Full Force and Effect. Except as expressly set forth in this Amendment, no other provision of the Credit Agreement shall be changed, altered or modified and the Credit Agreement, except as amended, shall remain in full force and effect.

b. Authority. Each party represents and warrants to the other party that this Amendment is being executed by the authorized representatives of each respective party.

c. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may also be executed via facsimile, which shall be deemed an original.

d. Headings. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

e. Notices. Unless otherwise provided, any notice required or permitted under this Amendment shall be given in accordance with Section 8.3 of the Credit Agreement.

f.  Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

g. All Amendments in Writing. No supplement, modification, or amendment to this Amendment shall be binding, unless executed in writing by a duly authorized representative of each party to this Amendment.

h. Entire Agreement. This Amendment and the Credit Agreement, including the Exhibits and the Schedules, constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

i.  Governing Law. This Amendment shall be governed by, and construed in accordance with the substantive laws (other than conflict laws) of the State of New York.

j.  Mandatory Mediation. This Amendment shall be governed by procedures other than litigation for settling all claims and dispute as set forth in Section 8.23 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

SMARTHEAT, INC.

By: /s/ Oliver Bialowons
       Name: Oliver Bialowons
       Title: President

NORTHTECH HOLDINGS, INC.

By: /s/ Xudong Wang

Appendix A

SmartHeat Inc., a Nevada corporation, shall transfer 100% of its equity interests in the following subsidiaries to a newly incorporated Nevada corporation, Heat PHE Inc. (“Heat PHE”), which corporation shall be 100% owned by SmartHeat Inc.

SmartHeat Taiyu (Shenyang) Energy Technology Co., Ltd. (“Taiyu”)
SanDeKe Co., Ltd.
SmartHeat Siping Beifang Energy Technology Co., Ltd.
Hohhot Ruicheng Technology Co., Ltd.

SmartHeat shall cause SmartHeat (China) Investment Co., Ltd. (“SmartHeat Investment”), incorporated in the People’s Republic of China and wholly owned by SmartHeat, to transfer 100% of SmartHeat Investment’s equity interest in SmartHeat (Shenyang Energy Equipment) Co. Ltd. to Heat PHE.

SmartHeat shall transfer 100% of its equity interests in the following subsidiaries to a newly incorporated Nevada corporation, Heat HP Inc., which corporation shall be 100% owned by SmartHeat Inc.

SmartHeat (China) Investment Co., Ltd.
SmartHeat (Shanghai) Trading Co., Ltd.
Beijing SmartHeat Jinhui Energy Technology Co., Ltd.

SmartHeat shall cause Taiyu, incorporated in the People’s Republic of China and wholly owned by SmartHeat, to transfer 100% of Taiyu’s equity interest in SmartHeat (Shenyang) Heat Pump Technology Co., Ltd. and SmartHeat Deutschland GmbH to Heat HP Inc.